Exhibit 99.1

BranchOut Food Reports Record Q3; Achieves $16M Annualized Production Run Rate, Current Notes Payable Cut by 92%

Third quarter revenue of ~$3.2 M lifts YTD to $9.7 M (up 93%); new production capacity and streamlined balance sheet position the Company for 2026 growth

Key Highlights:

●	Record production – September was the highest output month in company history, producing over 38,500 kg of finished product, a $16M annualized run rate reaching the company’s estimated breakeven production level.

●	Strong revenue – Q3 revenue reached approximately $3.2 million, bringing year-to-date revenue to $9.7 million, up 93% year over year.

●	ATM program completed – The company successfully completed its At-The-Market (ATM) equity program, significantly strengthening the balance sheet.

●	Current notes payable reduced by over 92% – Current notes payable declined from $6.39 million to approximately $0.5 million, with the remaining balance expected to be repaid shortly.

●	Strawberry product success – The new strawberry item ranked among the top 10 best-selling products in its club category, earning national attention within the retailer’s organization.

●	Capacity expansion – Committed to purchasing an additional EnWave REV™ 120kW machine, which will significantly increase production capacity to meet anticipated 2026 demand.

BEND, Ore., Oct. 21, 2025 (GLOBE NEWSWIRE) — BranchOut Food Inc. (NASDAQ: BOF), a leading food technology company specializing in patented GentleDry™ dehydrated fruit and vegetable snacks, today announced record operational and financial results for the third quarter of 2025, highlighting major progress toward profitability, balance sheet strength, and capacity expansion.

Record Output Delivers $16 Million Production Run Rate Milestone

September marked the highest production month in BranchOut’s history, with more than 38,500 kilograms of finished product, reaching the company’s breakeven production level and establishing a $16 million annualized run rate. The Peru facility continues to make strong progress in scaling production, supporting multiple large warehouse club programs, as well as growing demand from industrial and retail customers.

During the quarter, BranchOut scaled up production of its strawberry item for a large warehouse club order in the Los Angeles region, as well as for its ingredient customer. The product initially proved technically challenging and costly to produce at scale, but the effort ultimately paid off. The team successfully optimized the process, achieving efficient, consistent production and establishing a reliable model for future strawberry runs. The item delivered exceptional sales velocity in the LA club region, ranking among the top 10 selling items and gaining national visibility within the club organization.

“This has been a transformative quarter,” said Eric Healy, CEO of BranchOut Food. “This year, and this quarter in particular, was defined by extensive scale-up and R&D efforts across our entire product portfolio. Each time we launch a new product, we invest heavily in the scale-up process to ensure quality, consistency, and efficiency. These efforts often extend production timelines and, in many cases, require air shipping to meet strict customer delivery dates.

Our third quarter marks a true turning point. With most of our R&D and scale-up investments now behind us, operations are positioned for greater efficiency and improved cost performance as we continue to scale.”

Throughout 2025, the company focused on building a strong foundation, establishing its full range of a dozen-plus products and mastering the production process for each. With that work now largely complete, BranchOut does not anticipate needing to repeat these scale-up investments. The company achieved a 17% gross margin for the quarter; however, excluding air shipments and transitioning to ocean freight, margins would be closer to 30%. Looking ahead, with R&D and scale-up efforts mostly behind it, production efficiencies are expected to increase substantially. Any new orders that lift output beyond 38,500 kilograms will be above breakeven and add approximately 50% contribution margin, positioning BranchOut for significantly stronger profitability in 2026.

Financial Highlights

Third quarter revenue totaled approximately $3.2 million, bringing year-to-date revenue to about $9.7 million, representing strong growth versus the prior year.

The company completed its ATM equity program during the quarter, providing growth capital while strengthening the balance sheet. As a result, current notes payable decreased from $6.39 million to just $0.5 million, a reduction of over 92%, with the remaining balance expected to be repaid shortly.

Healy added: “With a cleaner balance sheet, record output, and rising demand across multiple channels, we’re entering 2026 with the foundation built and the engine ready. The next 12 months will be about accelerating scale, driving profitability, and solidifying BranchOut as the category defining brand in dehydrated snacks.”

Growth Outlook and Capacity Expansion

In response to strong and growing demand, BranchOut has committed to purchasing an additional EnWave REV™ 120kW machine, which will further expand production capacity substantially in early 2026. Along with this investment, the company secured global exclusive rights to produce dragon fruit using EnWave’s REV™ technology. Dragon fruit is an emerging trend in the healthy snack and ingredient markets, and BranchOut is already engaged in several large sales opportunities centered around this product.

The company is also in advanced discussions with several of the nation’s largest retailers across multiple channels, in addition to its current customer base, setting the stage for an exceptional 2026.

Leadership Expansion

BranchOut is excited to announce the hiring of Jesse Thomas as Chief Marketing Officer following the successful completion of his contract role with the Company. Mr. Thomas brings extensive consumer-packaged-goods and e-commerce experience, having previously founded and sold his own CPG company. His focus will be on expanding BranchOut’s e-commerce initiatives and building out its retail brand strategy.

In connection with his appointment, the Company’s Compensation Committee approved the grant to Mr. Thomas of a stock option to purchase 50,000 shares of BranchOut common stock as an inducement material to Mr. Thomas entering into employment with the Company, in accordance with NASDAQ Listing Rule 5635(c)(4). The stock option has an exercise price per share equal to $2.09, the closing price of BranchOut’s common stock on the Nasdaq Capital Market on the date of grant, and vests in equal monthly installments over the three-year period following the date of grant, subject to continued employment on each vesting date.

BranchOut also announced the appointment of Jesse Thomas as Chief Marketing Officer, following his successful contract tenure. Thomas, founder of a CPG brand acquired by Laird Superfood, will lead BranchOut’s direct to consumer and digital brand strategy as the company expands its retail and e-commerce presence.

About BranchOut Food Inc.

BranchOut Food is a leading international food technology company, specializing in the production of high-quality dehydrated fruit and vegetable-based products through its proprietary GentleDry Technology. This next-generation dehydration method preserves up to 95% of the original nutrition of fresh produce, offering superior quality and taste. Protected by over 17 patents, BranchOut’s technology enables it to stand out as a trusted brand, ingredient and a private-label supplier. For more information, visit www.branchoutfood.com or follow us on social media here.

For more information:

ir@branchoutfood.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified using words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate”, “plan,” “position”, “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements with respect to the operations of BranchOut Food, Inc., (the Company) strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.